Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this registration statement (Form N-2) (Post-Effective Amendment No. 3 to File No. 333-186414; Amendment No. 6 to File No. 811-22798), of FS Global Credit Opportunities Fund—A of our report dated February 26, 2014, with respect to the financial statements included in the 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 12, 2014